NEWS RELEASE

	Contacts:	Stacey Hudson, Investor Relations Manager Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Stephanie Smith Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551

Alon USA Energy, Inc. Reports Fourth Quarter and Full Year 2014 Results

Schedules conference call for March 6, 2015 at 11:30 a.m. Eastern
DALLAS, TEXAS, March 5, 2015 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the fourth quarter and year ended December 31, 2014. Net income available to stockholders for the fourth quarter of 2014 was $6.7 million, or $0.10 per share, compared to net loss available to stockholders of $(14.0) million, or $(0.21) per share, for the same period last year. Excluding special items, Alon recorded net loss available to stockholders of $(0.2) million, or $0.00 per share, for the fourth quarter of 2014, compared to net loss available to stockholders of $(8.0) million, or $(0.12) per share, for the same period last year.
Net income available to stockholders for the full year 2014 was $38.5 million, or $0.56 per share, compared to net income available to stockholders of $23.0 million, or $0.33 per share, for 2013. Excluding special items, Alon recorded net income available to stockholders of $38.1 million, or $0.55 per share, for the full year 2014, compared to net income available to stockholders of $34.5 million, or $0.51 per share, for 2013.
Paul Eisman, CEO and President, commented, “We are pleased with our accomplishments during 2014. We achieved the second highest annual adjusted EBITDA in our company’s history, in spite of the major turnaround at the Big Spring refinery in the second quarter of 2014. We increased our regular dividend by 67% from $0.24 to $0.40 per annum and paid a special dividend of $0.21 per share. Furthermore, we invested in growth projects across our assets, the largest of which was the vacuum tower project at the Big Spring refinery. In addition to these accomplishments, we were also able to reduce debt net of cash by approximately $40 million.
“The Big Spring refinery ran well during the quarter, achieving record quarterly total throughput of 77,000 barrels per day and liquid recovery of approximately 101%. The fourth quarter throughput surpassed the previous record throughput set in the third quarter as we continue to benefit from investments made during the turnaround completed earlier in the year. However, our fourth quarter refining results were negatively impacted by a decline in crude spreads and seasonal weakness in crack spreads. Despite the volatility in petroleum markets during the fourth quarter, the Big Spring refinery was able to generate strong results, once again highlighting the refinery’s operating capabilities and competitive advantages. The solid operational performance drove strong margin capture, as the refinery operating margin of $15.12 per barrel exceeded the Gulf Coast 3/2/1 crack spread adjusted for Midland crude discounts. The efficiency of our operations was also demonstrated by Big Spring’s low direct operating expense of only $3.67 per barrel.
“The Krotz Springs refinery achieved record total throughput and operating results in 2014. We accomplished this despite lower throughput in the fourth quarter resulting from some unplanned maintenance at the refinery. Similar to the Big Spring refinery, the Krotz Springs refinery’s fourth quarter results were also negatively impacted by a decline in crude spreads and seasonal weakness in crack spreads. We continue to believe that Krotz Springs is well positioned to take advantage of growing inventories of light crude oil on the Gulf Coast.

“Looking ahead to the first quarter of 2015, Gulf Coast crack spreads and crude differentials have improved relative to the fourth quarter of 2014. We expect total throughput at the Big Spring refinery to average approximately 71,000 barrels per day for the first quarter and 72,000 barrels per day for the full year of 2015. We expect total throughput at the Krotz Springs refinery to average approximately 71,000 barrels per day for the first quarter and 69,000 barrels per day for the full year of 2015 due to the turnaround scheduled in the fourth quarter of 2015.
“In California, we are progressing with the engineering and project development for our Bakersfield rail facility and the potential revamp and restart of the Bakersfield refinery. Commercial discussions are ongoing, and we now expect the rail facility to start up in 2016.
“In the fourth quarter, the retail segment achieved record fuel sales volumes with good margins. At the same time, we also saw record merchandise sales with improved margins. All of this resulted in record operating income for the quarter and the year.”
FOURTH QUARTER 2014
Special items increased earnings by $6.9 million for the fourth quarter of 2014 primarily as a result of after-tax unrealized gains of $9.0 million associated with commodity swaps, partially offset by after-tax environmental charges of $1.6 million, after-tax losses of $0.1 million associated with write-offs of unamortized debt issuance costs and $0.3 million associated with after-tax losses recognized on disposition of assets. Special items reduced earnings by $6.0 million for the fourth quarter of 2013 primarily as a result of after-tax losses of $6.5 million associated with a prepayment premium and write-offs of unamortized original issuance discount and debt issuance costs recognized for the prepayment of a portion of the Alon Refining Krotz Springs senior secured notes, partially offset by $0.5 million associated with after-tax gains recognized on disposition of assets.
The combined total refinery average throughput for the fourth quarter of 2014 was 143,252 barrels per day (“bpd”), compared to a combined total refinery average throughput of 145,922 bpd for the fourth quarter of 2013. The Big Spring refinery average throughput for the fourth quarter of 2014 was 76,867 bpd, compared to 73,613 bpd for the fourth quarter of 2013. The increased throughput at the Big Spring refinery was due to the completion of both the major turnaround and the vacuum tower project during the second quarter of 2014, which increased crude oil throughput to 73,000 bpd from 70,000 bpd and increased diesel production by 3,000 bpd. The Krotz Springs refinery average throughput for the fourth quarter of 2014 was 66,385 bpd, compared to 72,309 bpd for the fourth quarter of 2013. The decreased throughput at the Krotz Springs refinery was due to unplanned maintenance during the fourth quarter of 2014.
Refinery operating margin at the Big Spring refinery was $15.12 per barrel for the fourth quarter of 2014 compared to $9.96 per barrel for the same period in 2013. This increase in operating margin was primarily due to a widening of both the WTI Cushing to WTS spread and the WTI Cushing to WTI Midland spread, partially offset by a lower Gulf Coast 3/2/1 crack spread.
Refinery operating margin at the Krotz Springs refinery was $4.04 per barrel for the fourth quarter of 2014 compared to $8.72 per barrel for the same period in 2013. This decrease in operating margin was primarily due to a lower Gulf Coast 2/1/1 high sulfur diesel crack spread, partially offset by a widening of both the LLS to WTI Cushing spread and the WTI Cushing to WTI Midland spread. The Krotz Springs refinery operating margin during the fourth quarter of 2014 was also impacted by RINs costs of $4.8 million, or $0.79 per barrel of throughput. The Krotz Springs refinery received an exemption from the renewable fuel standards requirements for 2013 and as a result did not record costs associated with RINs.
The average Gulf Coast 3/2/1 crack spread was $9.04 per barrel for the fourth quarter of 2014 compared to $13.05 per barrel for the fourth quarter of 2013, which was primarily influenced by a reduction in the Brent to WTI Cushing spread. The average Brent to WTI Cushing spread for the fourth quarter of 2014 was $3.70 per barrel compared to $9.89 per barrel for the same period in 2013. The average Gulf Coast 2/1/1 high sulfur diesel crack spread was $4.80 per barrel for the fourth quarter of 2014 compared to $12.61 per barrel for the fourth quarter of 2013, which was primarily influenced by a reduction in the Brent to LLS spread. The average Brent to LLS spread for the fourth quarter of 2014 was $0.54 per barrel compared to $7.31 per barrel for the fourth quarter of 2013.
The average WTI Cushing to WTS spread for the fourth quarter of 2014 was $4.43 per barrel compared to $3.14 per barrel for the same period in 2013. The average WTI Cushing to WTI Midland spread for the fourth quarter of 2014 was $5.79 per barrel compared to $2.32 per barrel for the same period in 2013. The average LLS to WTI Cushing spread for the fourth quarter of 2014 was $3.16 per barrel compared to $2.58 per barrel for the same period in 2013.
Asphalt margins for the fourth quarter of 2014 were $33.53 per ton compared to $65.83 per ton for the fourth quarter of 2013. On a cash basis (i.e. excluding inventory effects), asphalt margins in the fourth quarter of 2014 were $36.51 per ton compared to $45.11 per ton in the fourth quarter of 2013. This decrease was primarily due to higher costs of asphalt purchased during the fourth quarter of 2014 compared to the fourth quarter of 2013.

Retail fuel sales volume increased 5.3% to 49.7 million gallons in the fourth quarter of 2014 from 47.2 million gallons in the fourth quarter of 2013.
YEAR ENDED DECEMBER 31, 2014
Special items increased earnings by $0.4 million for 2014 primarily as a result of after-tax unrealized gains of $2.8 million associated with commodity swaps and $0.2 million associated with after-tax gains recognized on disposition of assets, partially offset by after-tax environmental charges of $2.0 million and after-tax losses of $0.7 million associated with write-offs of unamortized original issuance discount and debt issuance costs. Special items reduced earnings by $11.5 million for 2013 which included after-tax costs for an unplanned reformer shutdown and repair of $11.6 million, after-tax losses of $6.5 million associated with a prepayment premium and write-offs of unamortized original issuance discount and debt issuance costs recognized for the prepayment of a portion of the Alon Refining Krotz Springs senior secured notes, partially offset by $6.7 million associated with after-tax gains recognized on disposition of assets.
Combined refinery average throughput for 2014 was 136,378 bpd, compared to a combined refinery average throughput of 131,808 bpd in 2013. During the second quarter of 2014, we completed the major turnaround at the Big Spring refinery, including the vacuum tower project, which increased crude oil throughput to 73,000 bpd from 70,000 bpd and increased diesel production by 3,000 bpd. However, despite the reduced throughput experienced during the second quarter of 39,000 bpd, our Big Spring refinery average throughput was 66,033 bpd for 2014 compared to 67,103 bpd for 2013. The Krotz Springs refinery average throughput for 2014 was 70,345 bpd compared to 64,705 bpd for 2013. Refinery throughput at the Krotz Springs refinery was lower for 2013 due to the unplanned shut down and repair of the reformer unit for approximately one month.
Refinery operating margin at the Big Spring refinery was $16.69 per barrel for 2014 compared to $14.59 per barrel for 2013. This increase in operating margin was primarily due to a widening of both the WTI Cushing to WTS spread and the WTI Cushing to WTI Midland spread, partially offset by a lower Gulf Coast 3/2/1 crack spread.
Refinery operating margin at the Krotz Springs refinery was $7.57 per barrel for 2014 compared to $6.16 per barrel for 2013. This increase in operating margin was primarily due to a higher Gulf Coast 2/1/1 high sulfur diesel crack spread and a widening WTI Cushing to WTI Midland spread, partially offset by a narrowing LLS to WTI Cushing spread. In 2014, the refinery operating margin was negatively impacted by RINs costs of $21.4 million, or $0.83 per barrel of throughput. The Krotz Springs refinery received an exemption from the renewable fuel standards requirements for 2013 and as a result did not record costs associated with RINs.
The average Gulf Coast 3/2/1 crack spread for 2014 was $14.52 per barrel compared to $19.16 per barrel for 2013, which was primarily influenced by a reduction in the Brent to WTI Cushing spread. The average Brent to WTI Cushing spread for 2014 was $7.30 per barrel compared to $12.41 per barrel for the same period in 2013. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for 2014 was $9.76 per barrel compared to $7.89 per barrel for 2013, which was primarily influenced by an increase in the Brent to LLS spread. The average Brent to LLS spread for 2014 was $3.45 per barrel compared to $1.35 per barrel for 2013.
The average WTI Cushing to WTS spread for 2014 was $6.04 per barrel compared to $3.72 per barrel for 2013. The average WTI Cushing to WTI Midland spread for 2014 was $6.93 per barrel compared to $2.59 per barrel for 2013. The average LLS to WTI Cushing spread for 2014 was $3.85 per barrel compared to $11.06 per barrel for 2013.
Asphalt margins for 2014 were $43.86 per ton compared to $68.67 per ton in 2013. On a cash basis (i.e. excluding inventory effects), asphalt margins in 2014 were $41.31 per ton compared to $62.81 per ton in 2013. This decrease was primarily due to higher costs of asphalt purchased during 2014.
Retail fuel sales volume increased 2.2% to 192.6 million gallons in 2014 from 188.5 million gallons in 2013.
CONFERENCE CALL
Alon has scheduled a conference call for Friday, March 6, 2015, at 11:30 a.m. Eastern Time (10:30 a.m. Central Time), to discuss the fourth quarter 2014 results. To access the call, please dial 877-407-0672, or 412-902-0003 for international callers, at least 10 minutes prior to the start time and ask for the Alon USA Energy call. Investors may also listen to the conference live on the Alon investor relations website, http://ir.alonusa.com. A telephonic replay of the conference call will be available through March 20, 2015, and may be accessed by calling 877-660-6853, or 201-612-7415 for international callers, and using the passcode 13599647#. The archived webcast will also be available at http://ir.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. Alon owns 100% of the general partner and approximately 82% of the limited partner interests in Alon USA Partners, LP (NYSE: ALDW), which owns a crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day. In addition, Alon directly owns crude oil refineries in Krotz Springs, Louisiana, with a crude oil throughput capacity of 74,000 barrels per day and in California with a crude oil throughput capacity of 70,000 barrels per day. Alon is a leading marketer of asphalt, which it distributes primarily through asphalt terminals located predominately in the Southwestern and Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in Central and West Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2013, AND INCOME STATEMENT DATA FOR THE YEAR ENDED DECEMBER 31, 2013, IS UNAUDITED)
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$1,503,231	$1,825,754	$6,779,456	$7,046,381
Operating costs and expenses:
Cost of sales	1,307,198	1,659,799	6,002,270	6,325,088
Direct operating expenses	73,022	70,049	281,686	287,752
Selling, general and administrative expenses (2)	40,303	43,106	170,139	168,172
Depreciation and amortization (3)	32,562	32,545	124,063	125,494
Total operating costs and expenses	1,453,085	1,805,499	6,578,158	6,906,506
Gain (loss) on disposition of assets	(471)	712	274	9,558
Operating income	49,675	20,967	201,572	149,433
Interest expense (4)	(25,670)	(30,878)	(111,143)	(94,694)
Equity earnings (losses) of investees	(1,123)	154	1,678	5,309
Other income (loss), net	33	(2)	674	218
Income (loss) before income tax expense	22,915	(9,759)	92,781	60,266
Income tax expense	8,459	2,534	22,913	12,151
Net income (loss)	14,456	(12,293)	69,868	48,115
Net income attributable to non-controlling interest	7,749	1,692	31,411	25,129
Net income (loss) available to stockholders	$6,707	$(13,985)	$38,457	$22,986
Earnings (loss) per share, basic	$0.10	$(0.21)	$0.56	$0.33
Weighted average shares outstanding, basic (in thousands)	69,319	66,681	68,985	63,538
Earnings (loss) per share, diluted	$0.10	$(0.21)	$0.55	$0.32
Weighted average shares outstanding, diluted (in thousands)	69,842	66,681	69,373	64,852
Cash dividends per share	$0.31	$0.06	$0.53	$0.38
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$49,074	$52,572	$193,658	$162,233
Investing activities	(24,242)	(21,251)	(108,995)	(51,441)
Financing activities	(3,439)	(97,996)	(94,201)	(2,589)
OTHER DATA:
Adjusted net income (loss) available to stockholders (5)	$(219)	$(8,007)	$38,100	$34,473
Adjusted earnings (loss) per share (5)	$—	$(0.12)	$0.55	$0.51
Adjusted EBITDA (6)	$67,066	$52,952	$323,935	$270,896
Capital expenditures (7)	14,633	20,202	88,429	68,513
Capital expenditures for turnarounds and catalysts	11,081	1,774	62,473	8,617

	As of December 31,
	2014	2013
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$214,961	$224,499
Inventories	122,803	128,770
Replacement cost (market value) of LIFO inventories in excess of LIFO carrying amounts	8,341	61,199
Working capital	126,665	60,863
Total assets	2,200,874	2,245,140
Total debt	563,687	612,248
Total debt less cash and cash equivalents	348,726	387,749
Total equity	673,778	625,404

REFINING AND MARKETING SEGMENT
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (8)	$1,294,459	$1,621,692	$5,937,982	$6,090,688
Operating costs and expenses:
Cost of sales	1,142,721	1,500,386	5,329,605	5,561,825
Direct operating expenses	63,471	59,771	241,833	244,759
Selling, general and administrative expenses	11,367	13,916	56,004	52,846
Depreciation and amortization	27,089	26,730	104,676	105,597
Total operating costs and expenses	1,244,648	1,600,803	5,732,118	5,965,027
Gain (loss) on disposition of assets	1	(4)	(1,255)	7,359
Operating income	$49,812	$20,885	$204,609	$133,020
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (9)	$15.12	$9.96	$16.69	$14.59
Refinery operating margin – Krotz Springs (9)	4.04	8.72	7.57	6.16
Refinery direct operating expense – Big Spring (10)	3.67	3.98	4.39	4.53
Refinery direct operating expense – Krotz Springs (10)	4.46	3.56	4.12	4.09
Capital expenditures	$7,825	$10,122	$63,148	$40,272
Capital expenditures for turnarounds and catalysts	11,081	1,774	62,473	8,617
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (11)	$9.04	$13.05	$14.52	$19.16
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (11)	$4.80	$12.61	$9.76	$7.89
WTI Cushing crude oil (per barrel)	$73.37	$97.47	$93.10	$97.97
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (12)	$5.79	$2.32	$6.93	$2.59
WTI Cushing less WTS (12)	4.43	3.14	6.04	3.72
LLS less WTI Cushing (12)	3.16	2.58	3.85	11.06
Brent less LLS (12)	0.54	7.31	3.45	1.35
Brent less WTI Cushing (12)	3.70	9.89	7.30	12.41
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$1.85	$2.49	$2.49	$2.70
Gulf Coast ultra-low sulfur diesel	2.20	2.92	2.71	2.97
Gulf Coast high sulfur diesel	2.03	2.88	2.59	2.87
Natural gas (per MMBtu)	3.83	3.85	4.26	3.73

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2014		2013		2014		2013
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTS crude	35,663	46.4	39,775	54.0	30,323	45.9	43,705	65.1
WTI crude	35,691	46.4	28,690	39.0	32,429	49.1	20,706	30.9
Blendstocks	5,513	7.2	5,148	7.0	3,281	5.0	2,692	4.0
Total refinery throughput (13)	76,867	100.0	73,613	100.0	66,033	100.0	67,103	100.0
Refinery production:
Gasoline	41,015	53.0	39,170	53.0	32,932	49.7	33,736	50.4
Diesel/jet	27,074	34.9	24,529	33.3	23,252	35.1	22,404	33.5
Asphalt	2,749	3.5	3,391	4.6	2,716	4.1	3,640	5.4
Petrochemicals	4,476	5.8	4,651	6.3	3,756	5.7	4,152	6.2
Other	2,185	2.8	2,029	2.8	3,565	5.4	3,033	4.5
Total refinery production (14)	77,499	100.0	73,770	100.0	66,221	100.0	66,965	100.0
Refinery utilization (15)		97.7%		97.8%		97.2%		94.9%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2014		2013		2014		2013
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTI crude	28,454	42.9	29,292	40.5	28,373	40.3	29,580	45.7
Gulf Coast sweet crude	32,208	48.5	40,438	55.9	39,636	56.4	33,233	51.4
Blendstocks	5,723	8.6	2,579	3.6	2,336	3.3	1,892	2.9
Total refinery throughput (13)	66,385	100.0	72,309	100.0	70,345	100.0	64,705	100.0
Refinery production:
Gasoline	31,336	46.5	35,574	48.4	32,925	45.9	29,432	44.6
Diesel/jet	26,402	39.2	29,820	40.5	30,060	41.9	26,508	40.2
Heavy Oils	1,199	1.8	1,118	1.5	1,146	1.6	1,175	1.8
Other	8,441	12.5	7,083	9.6	7,579	10.6	8,857	13.4
Total refinery production (14)	67,378	100.0	73,595	100.0	71,710	100.0	65,972	100.0
Refinery utilization (15)		82.0%		94.2%		91.9%		85.9%

ASPHALT SEGMENT
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales (16)	$106,572	$119,157	$457,412	$612,443
Operating costs and expenses:
Cost of sales (16) (17)	102,280	107,505	431,931	558,263
Direct operating expenses	9,551	10,278	39,853	42,993
Selling, general and administrative expenses	1,499	3,116	7,874	8,886
Depreciation and amortization	1,166	1,698	4,747	6,398
Total operating costs and expenses	114,496	122,597	484,405	616,540
Gain (loss) on disposition of assets	(482)	—	1,396	—
Operating loss	$(8,406)	$(3,440)	$(25,597)	$(4,097)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (18)	104	144	516	701
Non-blended asphalt sales volume (tons in thousands) (19)	24	33	65	88
Blended asphalt sales price per ton (18)	$571.30	$561.34	$571.18	$573.87
Non-blended asphalt sales price per ton (19)	406.17	359.58	397.91	372.00
Asphalt margin per ton (20)	33.53	65.83	43.86	68.67
Capital expenditures	$1,505	$3,478	$5,777	$9,425

RETAIL SEGMENT
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$216,657	$223,567	$939,684	$944,193
Operating costs and expenses:
Cost of sales (17)	176,654	190,570	796,356	805,943
Selling, general and administrative expenses	27,260	25,897	105,556	105,719
Depreciation and amortization	3,697	3,466	12,241	10,826
Total operating costs and expenses	207,611	219,933	914,153	922,488
Gain on disposition of assets	10	716	134	2,199
Operating income	$9,056	$4,350	$25,665	$23,904
KEY OPERATING STATISTICS:
Number of stores (end of period) (21)	295	297	295	297
Retail fuel sales (thousands of gallons)	49,732	47,234	192,582	188,493
Retail fuel sales (thousands of gallons per site per month) (21)	59	55	57	55
Retail fuel margin (cents per gallon) (22)	27.6	18.2	21.6	19.3
Retail fuel sales price (dollars per gallon) (23)	$2.73	$3.12	$3.20	$3.33
Merchandise sales	$80,951	$76,242	$322,262	$316,432
Merchandise sales (per site per month) (21)	$91	$86	$91	$89
Merchandise margin (24)	32.3%	31.9%	31.4%	32.1%
Capital expenditures	$4,654	$6,389	$16,748	$17,935

(1)
Includes excise taxes on sales by the retail segment of $19,486 and $18,454 for the three months ended December 31, 2014 and 2013, respectively, and $75,409 and $73,597 for the years ended December 31, 2014 and 2013, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $177 and $177 for the three months ended December 31, 2014 and 2013, respectively, and $705 and $721 for the years ended December 31, 2014 and 2013, respectively, which are not allocated to our three operating segments.

(3)
Includes corporate depreciation and amortization of $610 and $651 for the three months ended December 31, 2014 and 2013, respectively, and $2,399 and $2,673 for the years ended December 31, 2014 and 2013, respectively, which are not allocated to our three operating segments.

(4)
Interest expense for the year ended December 31, 2013 includes $8,467 for a prepayment premium and write-offs of unamortized original issuance discount and debt issuance costs recognized for prepayment of a portion of the Alon Refining Krotz Springs senior secured notes.

(5)
The following table provides a reconciliation of net income (loss) available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to stockholders utilized in determining adjusted earnings (loss) per share, excluding the after-tax loss on write-off of unamortized debt issuance costs, after-tax loss on write-off of unamortized original issuance discount, after-tax loss on debt prepayment premium, after-tax costs associated with the unplanned reformer shutdown and repair, after-tax environmental charges, after-tax unrealized gains on commodity swaps and after-tax (gain) loss on disposition of assets. Our management believes that the presentation of adjusted net income (loss) available to stockholders and adjusted earnings (loss) per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(dollars in thousands)
Net income (loss) available to stockholders	$6,707	$(13,985)	$38,457	$22,986
Plus: Write-off of debt issuance costs, net of tax	123	1,442	411	1,442
Plus: Write-off of original issuance discount, net of tax	—	1,442	265	1,442
Plus: Debt prepayment premium, net of tax	—	3,643	—	3,643
Plus: Costs associated with the unplanned reformer shutdown and repair, net of tax	—	—	—	11,643
Plus: Environmental charges, net of tax	1,634	—	1,950	—
Less: Unrealized gains on commodity swaps, net of tax	(8,973)	—	(2,781)	—
Less: (Gain) loss on disposition of assets, net of tax	290	(549)	(202)	(6,683)
Adjusted net income (loss) available to stockholders	$(219)	$(8,007)	$38,100	$34,473
Adjusted earnings (loss) per share *	$—	$(0.12)	$0.55	$0.51

*	Adjusted earnings (loss) per share includes the effects of dividends on preferred stock on adjusted net income (loss) available to stockholders necessary to calculate earnings (loss) per share.

(6)
Adjusted EBITDA represents earnings before net income attributable to non-controlling interest, income tax expense, interest expense, depreciation and amortization, gain (loss) on disposition of assets and unrealized gains on commodity swaps. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income attributable to non-controlling interest, income tax expense, interest expense, gain (loss) on disposition of assets, unrealized gains on commodity swaps and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to stockholders to Adjusted EBITDA for the three months and years ended December 31, 2014 and 2013:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(dollars in thousands)
Net income (loss) available to stockholders	$6,707	$(13,985)	$38,457	$22,986
Net income attributable to non-controlling interest	7,749	1,692	31,411	25,129
Income tax expense	8,459	2,534	22,913	12,151
Interest expense	25,670	30,878	111,143	94,694
Depreciation and amortization	32,562	32,545	124,063	125,494
(Gain) loss on disposition of assets	471	(712)	(274)	(9,558)
Unrealized gains on commodity swaps	(14,552)	—	(3,778)	—
Adjusted EBITDA	$67,066	$52,952	$323,935	$270,896

(7)
Includes corporate capital expenditures of $649 and $213 for the three months ended December 31, 2014 and 2013, respectively, and $2,756 and $881 for the years ended December 31, 2014 and 2013, respectively, which are not allocated to our three operating segments.

(8)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(9)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial hedge positions) attributable to each refinery by its throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three months and year ended December 31, 2014 excludes gains on commodity swaps of $14,552 and $4,660, respectively.
The refinery operating margin for the three months and year ended December 31, 2013 excludes gains on commodity swaps of $2,567 and $23,900, respectively.

(10)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our refineries by the applicable refinery’s total throughput volumes.

(11)
We compare our Big Spring refinery’s operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

We compare our Krotz Springs refinery’s operating margin to the Gulf Coast 2/1/1 high sulfur diesel crack spread. A Gulf Coast 2/1/1 high sulfur diesel crack spread is calculated assuming that two barrels of LLS crude oil are converted into one barrel of Gulf Coast conventional gasoline and one barrel of Gulf Coast high sulfur diesel.

(12)
The WTI Cushing less WTI Midland spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTS crude oil. The LLS less WTI Cushing spread represents the differential between the average price per barrel of LLS crude oil and the average price per barrel of WTI Cushing crude oil. The Brent less LLS spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of LLS crude oil. The Brent less WTI Cushing spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of WTI Cushing crude oil.

(13)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(14)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(15)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(16)
Net sales and cost of sales include asphalt purchases sold as part of a supply and offtake arrangement of approximately $37,000 and $26,000 for the three months ended December 31, 2014 and 2013 respectively, and approximately $137,000 and $177,000 for the years ended December 31, 2014 and 2013, respectively. The volumes associated with these sales are excluded from the Key Operating Statistics.

(17)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(18)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(19)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(20)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(21)	At December 31, 2014, we had 295 convenience stores of which 283 sold fuel. At December 31, 2013, we had 297 convenience stores of which 285 sold fuel.

(22)
Retail fuel margin represents the difference between retail fuel sales revenue and the net cost of purchased retail fuel, including transportation costs and associated excise taxes, expressed on a cents-per-gallon basis. Retail fuel margins are frequently used in the retail industry to measure operating results related to retail fuel sales.

(23)	Retail fuel sales price per gallon represents the average sales price for retail fuels sold through our retail convenience stores.

(24)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.